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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report                                      Commission File
  (Date of earliest event reported):                             Number:

          DECEMBER 4, 1995                                       0-6054


                         SUMMIT FAMILY RESTAURANTS INC.
             ______________________________________________________
             (Exact name of registrant as specified in its charter)


       DELAWARE                                                   87-0264039
 ______________________                       _______________________________
(State or other jurisdiction of                 (IRS employer identification
incorporation or organization)                              number)


                               440 LAWNDALE DRIVE
                           SALT LAKE CITY, UTAH 84115
              ____________________________________________________
               (Address of principal executive offices) (Zip Code)


                                 (801) 463-5500
              ____________________________________________________
              (Registrant's telephone number, including area code)


                                 Not Applicable
          ____________________________________________________________
          (Former name or former address, if changed since last report)


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                         SUMMIT FAMILY RESTAURANTS INC.



         ITEM 5.    OTHER EVENTS.

         The Company has entered into an Agreement and Plan of Merger and Reorganization dated November 30, 1995, with CKE Restaurants, Inc., which provides for the merger of the Company with a wholly owned subsidiary of CKE Restaurants, Inc. The execution of the Agreement and certain of its terms were publicly announced on December 1, 1995 in a news release included as an Exhibit to this Form 8-K.


         ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         Exhibit No.                          Description of Exhibit

           20.1                         News release dated December 1, 1995:
                                        "Summit Family Restaurants Inc. and CKE
                                        Restaurants, Inc. Announce Agreement and
                                        Plan of Merger and Reorganization"



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 SUMMIT FAMILY RESTAURANTS INC.
                                                 (Registrant)


Date:    DECEMBER 4, 1995                       By: /s/ Charlotte L. Miller
                                                    ----------------------------
                                                    Charlotte L. Miller
                                                    Senior Vice President and
                                                    General Counsel


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                                            NEWS RELEASE

FOR IMMEDIATE RELEASE:  December 1, 1995

CONTACT: David E. Pertl
         Senior Vice President/CFO
         (801) 463-5500

    SUMMIT FAMILY RESTAURANTS INC. AND CKE RESTAURANTS, INC. ANNOUNCE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

SALT LAKE CITY, UTAH - Summit Family Restaurants Inc. (NASDAQ: SMFR) and CKE Restaurants, Inc. (NYSE: CKR) today announced the signing of an agreement and plan of merger and reorganization.

Under the terms of this merger agreement, CKE Restaurants will acquire all of the outstanding common and preferred stock of Summit Family Restaurants for a purchase price equal to $3.00 per share in cash and .20513 shares of CKE common stock provided that the average CKE common stock price is between $12.25 per share and $17.00 per share at the closing. If the average CKE common stock price is higher than $17.00 or lower than $12.25 at the closing, the exchange ratio may be adjusted accordingly. This transaction will result in the merger of Summit Family Restaurants into a newly formed subsidiary of CKE Restaurants, which will survive the merger. The merger, which is subject to Summit Family Restaurants' shareholder approval and other customary conditions, is expected to close in the first quarter of 1996.

Summit Family Restaurants operates restaurants under three concepts: 79 company and 25 franchised family style JB's Restaurants; six Galaxy Diner restaurants, which is a promising new 50's diner concept; and 16 HomeTown Buffet restaurants. CKE Restaurants anticipates the timely disposition for cash of the 16 HomeTown Buffet restaurants and will consider a possible sale of a yet to be determined number of JB's Restaurant locations. Any such sales would generate positive cash flows for use in the expansion of the Galaxy Diner concept.

William P. Foley, CKE Restaurants' chairman and chief executive officer, said, "The merger of Summit Family Restaurants is an excellent financial transaction that will benefit both CKE Restaurants' and Summit Family Restaurants' shareholders. We intend to pursue the sale of the 16 HomeTown Buffet restaurants, and will assess the possible sale of certain of the JB's Restaurants." Foley continued, "Don McComas is a strong operator, who, along with his management team, has created the Galaxy Diner concept which we are especially excited about and view as a rapid expansion vehicle."

                                    - more -

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Don M. McComas, president and chief executive officer of Summit Family
Restaurants, comments, "This merger will create opportunities for our restaurant concepts and people which might not otherwise have been available. Additionally, this merger will allow our shareholders to receive an ownership position in CKE Restaurants, which is the sixth largest hamburger chain in the nation and has experienced an extraordinary recovery with substantial growth in both same-store sales and earnings in the current year."

CKE Restaurants, Inc. is the parent of Carl Karcher Enterprises, Inc., which, along with its franchisees and licensees, operates 668 Carl's Jr. quick-service restaurants, primarily located in California, Nevada, Oregon, Arizona, Mexico and the Pacific Rim.

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